UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2015

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA		95052-8039
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 8, 2015, the Board of Directors (the “Board”) of Applied Materials, Inc. (“Applied Materials” or the “Company”) amended and restated the Company’s Amended and Restated Bylaws (as so amended, the “Bylaws”), effective immediately, to amend Section 2.3 (Special Meetings) and add a new Section 2.15 (Proxy Access), among other amendments. A copy of the Company’s Bylaws are attached hereto as Exhibit 3.1.

The following are the principal amendments to the Bylaws:

•	Section 2.3 was amended to permit one or more stockholders owning at least twenty percent of the outstanding shares of the Company’s common stock to request a special meeting of stockholders, provided that the stockholder(s) and the request satisfy the requirements specified in the Bylaws.

•	New Section 2.15 permits a stockholder or a group of up to twenty stockholders, owning an aggregate of at least three percent of the outstanding shares of the Company’s common stock continuously for at least three years, to nominate and include in the Company’s annual meeting proxy materials director candidates constituting up to two individuals or twenty percent of the Board, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

•	Section 2.5 was amended to modify and supplement the applicable requirements for a stockholder seeking to make a director nomination or stockholder proposal pursuant to the advance notice provisions, and to make certain other technical and conforming revisions.

The foregoing summary is qualified in its entirety by reference to the Bylaws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated in this Item 5.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Applied Materials, Inc., amended as of December 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: December 11, 2015	By:	/s/ Thomas F. Larkins
Thomas F. Larkins
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Applied Materials, Inc., amended as of December 8, 2015.